Exhibit 99.1

Contact:
Steven Brazones
Investor Relations
651.236.5158
H.B. Fuller Company
P.O. Box 64683		Keralyn Groff
St. Paul, Minnesota 55164-0683		Public Relations
651.236.5104

News	For Immediate Release	November 8, 2006

CEO Al Stroucken Announces Resignation;
Board Names Michele Volpi President and CEO

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) announced today that Al Stroucken, chairman, president and chief executive officer, has resigned, effective December 1, to pursue a new opportunity with a Fortune 500 company. Succeeding Stroucken as president and CEO of H.B. Fuller is Michele Volpi, currently group president and general manager of the organization’s Global Adhesives business group. Volpi will also join the H.B. Fuller board of directors. Lee Mitau, executive vice president and general counsel, U.S. Bancorp, and independent director of H.B. Fuller since 1996, has been elected non-executive chairman of the board.

“This is a good time for a leadership change,” said Stroucken, who joined the company in 1998 and was responsible for significantly strengthening the company’s financial performance and repositioning it as a specialty chemical business. “H.B. Fuller is well-positioned to deliver sustained and profitable growth over the next several years. I am leaving the leadership of a focused and financially reinvigorated H.B. Fuller to a strong and proven executive team that remains committed to the continued success of this company.”

Michele Volpi joined H.B. Fuller in June 2002 as global manager for the company’s Assembly business. After guiding that strategic business unit to improved financial results, he assumed leadership for the company’s Global Adhesives group in December 2004. In this role, he orchestrated a turnaround and repositioning of the company’s flagship adhesives business, which represents approximately 70 percent of the company’s total sales. Under Volpi’s leadership, Global Adhesives has exhibited approximately a three-fold increase in segment operating profit. Prior to joining H.B. Fuller, Volpi served as general manager of marketing for the Polymershapes business unit of the General Electric Company, and European marketing director for its structured products business. He also was a management consultant for The Boston Consulting Group, where he managed projects and client teams in strategy formulation, implementation and process improvement. A native of Florence, Italy, Volpi is a certified Six Sigma Green Belt and holds the equivalent of a bachelor’s and master’s degree in business administration from Bocconi University of Milan.

Exhibit 99.1

Lee Mitau has served in his current position at U.S. Bancorp, based in Minneapolis, since 1995, and will continue in that role. He currently chairs the corporate governance and nominating committee of the H.B. Fuller board of directors, and serves on the compensation committee. He is also a director of Graco, Inc., where he served as non-executive chairman from 2002 to 2006.

“Michele has played a central role in developing and implementing key strategies that have improved H.B. Fuller’s focus on delivering value to the customer and achieving profitable growth. He has broad operational background, and brings a huge amount of energy to his new role. We look forward to working with him in this new capacity,” said Mitau.

“H.B. Fuller is on a very solid trajectory. We remain committed to our ongoing strategies to further improve profitability, focusing on our differentiation strategy, centered around innovation, value-added offerings, and customer intimacy,” Volpi said.

Stroucken and Volpi will work together with the board and the executive team to help ensure a seamless transition.

Investor Conference Call and Webcast

The company will host an investor conference call to discuss the transition in leadership on Wednesday, Nov. 8, 2006, at 9:30 a.m. Central time (10:30 a.m. Eastern time). The call can be heard live over the Internet through the company's Web site at www.hbfuller.com under the Investor Relations section. The call can also be accessed by dialing 877.242.6328 (conference ID 1753196). The call is scheduled to last 30 minutes. An audio replay and written transcript of the conference call will subsequently be made available on the company's Web site.

Exhibit 99.1

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the Web site at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the successful completion of the sale of the Powder Coatings business; the Company's ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company's relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-Q filings of April 7, 2006, July 7, 2006, and October 6, 2006 and the Company's 10-K filing of February 14, 2006. All forward-looking information represents management's best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management's best estimates of these changes as well as changes in other factors have been included.